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THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY
Consolidated Statements of Financial Position
(In millions, except per share data)


                                             September 30     December 31,
                                                 1994             1993
                                               Unaudited
Assets:
        Cash                                $       6.7     $       7.3
        Short-term investments, at cost            66.8            53.8
        Fixed maturities, at fair value
        (cost - $164.0; $146.7)                   161.6           154.9
        Equity securities, at fair value
        (cost - $183.0; $236.8)                   213.0           290.0
                                                ---------       ---------
          Total cash and invested assets          448.1           506.0

        Insurance premiums receivable              62.8            68.5
        Engineering services receivable            72.3            79.0
        Fixed assets                               60.9            64.3
        Participation in pools and associations     8.6             8.4
        Prepaid acquisition costs                  30.6            30.0
        Capital lease                              17.7            18.3
        Reinsurance recoverable                    37.4            44.5
        Other assets                               74.0            58.9
                                                ---------       ---------
          Total assets                    $       812.4   $       877.9
                                                =========       =========

Liabilities:
        Unearned insurance premiums       $       165.6   $       169.3
        Claims and adjustment expenses            187.1           214.4
        Short-term borrowings                      31.1            42.7
        Long-term borrowings                        0.6             0.7
        Capital lease                              27.8            27.7
        Deferred income taxes                      (3.0)            6.9
        Dividends payable                          11.3            10.9
        Employee stock ownership plan               2.2             3.7
        Other liabilities                          85.9            76.9
                                                ---------       ---------
          Total liabilities                       508.6           553.2
                                                =========       =========
Shareholders' equity:
        Common Stock (stated value; shares authorized
          50.0; shares issued 21.3; shares
          outstanding 20.5; 20.5)                  10.0            10.0
        Additional paid-in capital                 34.0            33.9
        Unrealized investment gains, net of tax    20.6            44.2
        Retained earnings                         285.9           280.4
        Treasury stock, at cost; (shares .8; .8)  (40.2)          (35.7)
        Benefit plans                              (6.5)           (8.1)
                                                ---------       ---------
          Total shareholders' equity              303.8           324.7
                                                ---------       ---------
          Total liabilities and
            shareholders' equity          $       812.4   $       877.9
                                                =========       =========
          Shareholders' equity per share          $14.85          $15.80

See Notes to Consolidated Financial Statements.
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